Exhibit 10.25
THIRD AMENDMENT TO THE EDGEWELL PERSONAL CARE COMPANY EXECUTIVE SAVINGS INVESTMENT PLAN
(As amended and restated effective as of January 1, 2015)

WHEREAS, Edgewell Personal Care Company (the “Company”) sponsors the Edgewell Personal Care Company Executive Savings Investment Plan (“Plan”) to provide retirement benefits for its eligible employees;

WHEREAS, Section 7.1 of the Plan provides that the Edgewell Personal Care Company
Benefits Governance Committee (“Committee”) has the authority to amend the Plan; and
WHEREAS, the Committee wishes to amend the Plan to accommodate a change to the match formula under the Edgewell Personal Care 401(k) Plan by continuing to align the match formula in the Plan to that in the Edgewell Personal Care 401(k) Plan.

NOW, THEREFORE, effective November 1, 2026, the portion of Section 3.2 of the Plan before paragraph (a) is amended in its entirety to read as follows:
3.2    Company Matching Contributions.    After each Year, the Company shall
credit a Participant’s Account with a Company Matching Contribution in an amount equal to
(i) the matching contribution that would have been provided for the Year under the 401(k) Plan with respect to the Participant’s aggregate deferrals under the 401(k) Plan (excluding any Catch-up Contributions) and Section 3.1 of this Plan, disregarding any plan-based restrictions that reflect limits on qualified plan contributions under Code, reduced by (ii) the matching contributions credited to the Participant’s 401(k) Plan account for such Year; provided, however,
IN WITNESS WHEREOF, the Committee has caused this Plan amendment to be executed as of the 29th day of October, 2026.

Edgewell Personal Care Company Benefits Governance Committee

By: /s/ LaTanya Langley     Name: LaTanya Langley
Title: Chief Administrative and Legal Officer & Corporate Secretary